Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS REPORTS THIRD QUARTER OPERATING RESULTS

PROVO, UTAH, November 6, 2009 — Nature’s Sunshine Products, Inc. (NASDAQ:NATR), a leading manufacturer and marketer of encapsulated herbs and vitamins, today reported financial operating results for the three and nine month periods ended September 30, 2009.

For the quarter, net sales revenue totaled $85.8 million, compared to $92.7 million for the same three-month period in 2008, a 7.4 percent decline, primarily attributable to the global economic downturn and the adverse effect of foreign currency fluctuations.  Operating income increased to $6.2 million in the third quarter of 2009, as compared to $2.1 million in the third quarter of 2008. Net income totaled $2.1 million, compared to a net loss of $0.2 million in the third quarter of last year. Earnings per share were $0.13, compared to a loss of $0.01 per share for the same period last year. These improvements in operating and net income were principally due to reduced expenses and volume incentives.

Total operating expenses were $79.6 million, as compared to $90.6 million in the third quarter of 2008, a 12.1 percent improvement. Selling, general and administrative expenses decreased to $31.2 million from $38.9 million for the same period in the prior year, a 19.8 percent improvement. The Company’s balance sheet remained strong, with cash and cash equivalents of $36.3 million and stockholders’ equity of $52.7 million as of September 30, 2009.  The Company has no long-term debt.

Net sales revenue for the nine months ended September 30, 2009, totaled $253.1 million, compared to $285.0 million for the same period in the prior year, principally due to the global economic downturn and the adverse effect of foreign currency fluctuations.  Total operating expenses decreased to $247.7 million compared to $278.7 million for the same period in the prior year primarily as a result of the decrease in  net sales.  Selling, general and administrative expenses decreased to $103.8 million from $117.9 million in the prior year.  Operating income for the nine month period decreased to $5.4 million from $6.3 million year over year, primarily as a result of the decline in net sales. However, net income increased to $2.2 million, or $0.14 per share, from a net loss of $1.3 million, or a loss of $0.08 per share, for the same period in 2008, primarily due to foreign exchange gains in certain markets as well as a decrease in the effective tax rate.

“Despite the recent economic challenges, Nature’s Sunshine continues to make progress,” said Douglas Faggioli, President and CEO. “Nature’s Sunshine Product’s domestic sales increased during the current quarter compared to the same quarter last year. Also, we are very encouraged that the number of sales leaders increased over last year. Our annual U.S. convention this year was very successful, with the introduction of a number of exciting new products that have been very well received. Importantly, selling, general and administrative expenses declined as a percentage of net sales revenue, reflecting reduced professional fees and our increased emphasis on cost containment. However, key markets, such as Japan, Russia, Ukraine and Mexico, experienced lower volume, due both to adverse business conditions and unfavorable currency fluctuations related to the strength of the dollar. Finally, the return of our Company’s common shares to the NASDAQ Capital Market is another indication of the progress we are making.”

Segment Results

In the third quarter, Nature’s Sunshine Products US had net sales revenue of $37.6 million, as compared to net sales revenue of $37.3 million during the same period in the prior year. For the nine months ending September 30, 2009, net sales revenue was $113.6 million, compared to $115.4 million for the same period a year ago.  This decrease was primarily the result of a generally weaker economy earlier this year compared to the same period a year ago. Selling, general and administrative expenses were $2.4 million lower year over year for the quarter, and declined $2.0 million year over year for the nine-month period.  As a result, domestic operating income increased to $2.4 million for the quarter, versus $0.2 million a year ago, and to $5.0 million for the nine-month period, compared to $1.5 million for the same period in 2008.

Nature’s Sunshine Products International net sales revenue declined in the quarter to $33.2 million from $41.4 million for the same quarter in the previous year. For the nine-month period, net sales revenue was $98.4 million as compared to $126.7 million for the same period in 2008. The decline in sales revenue was principally the result of the strengthening of the U.S. dollar against foreign currencies in most markets in which NSP International operates, including against the Russian ruble and the Ukrainian hryvnia as compared to the previous year. Operating income for the quarter increased to $3.8 million from $3.0 for the same quarter in 2008. For the nine month period, operating income decreased to $4.9 million from $9.3 million in the same period in the previous year.

Synergy Worldwide net sales revenue for the quarter increased 7.1 percent over the previous year, to $15.0 million from $14.0 million. For the nine-month period, net sales revenue was $41.1 million as compared to $43.0 million in the previous year. The improved sales for the quarter reflected growth in the US, Indonesia and Europe, offset by weaker economic conditions in Japan, as well as the effect of unfavorable foreign currency fluctuations for the quarter and the nine-month period of $0.9 million and $2.1 million, respectively.  Synergy had a small operating income for the third quarter, a $1.1 million improvement from an operating loss for the same period a year ago. The operating income in the third quarter reflected the growth in sales in the US, Indonesia and Europe, as well as tighter cost controls. For the nine-month period, Synergy posted an operating loss of $4.4 million, which was unchanged from the same period for the prior year.

As of September 30, 2009, active distributors totaled approximately 695,000, compared to 713,200 as of September 30, 2008, and active managers totaled approximately 28,400, compared to 26,200 a year earlier.

Finally, the Company also announced the preliminary approval of the settlement of its securities class action.  As previously disclosed, the Company and certain of its present and former officers and directors are defendants in a consolidated class action filed in the United States District Court for the District of Utah in which the plaintiffs allege violations of federal securities laws.  On September 14, 2009, the parties and the Company’s directors’ and officers’ liability insurer signed a Stipulation of Settlement (“Stipulation”).  The Stipulation sets forth the complete terms of the parties’ proposed settlement.  The basic terms of the settlement are that the Company’s insurer will pay the settlement class, which is defined as all persons (except for defendants and specified related persons and entities) who purchased the Company’s common stock during the period from April 23, 2002 through April 5, 2006, $6 million in exchange for a dismissal with prejudice of the lawsuit and a release of all claims held by members of the settlement class.  On October 8, 2009, the Court granted preliminary approval of the Stipulation.  Notification of the settlement to class members is now underway.  The Court has set a hearing date of February 9, 2010 to determine if the Stipulation should receive final approval.

About Nature’s Sunshine Products

Nature’s Sunshine Products manufactures and markets through direct sales encapsulated and tableted herbal products, high quality natural vitamins, and other complementary products. In addition to the United States, the Company has operations in Japan, Mexico, Central America, South Korea, Canada, Dominican Republic, Venezuela, Ecuador, Peru, the United Kingdom, Columbia, Brazil, Thailand, Israel, Singapore, Malaysia, Indonesia, the Philippines, Australia, Hong Kong, Taiwan, Russia, Ukraine, Latvia, Lithuania, Kazakhstan, Mongolia, Belarus, China, Poland, Germany, Austria, Norway, Sweden, the Czech Republic and the Netherlands. The Company also has exclusive distribution agreements with selected companies in Argentina, Australia, Chile, New Zealand, and Norway. Additional information can be obtained at the Company’s website, www.natr.com.

Cautionary Statement Regarding Forward-Looking Statements

In addition to historical information, this release contains forward-looking statements. Nature’s Sunshine may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Nature’s Sunshine’s beliefs, expectations, hopes, or intentions regarding future events. Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely,” and similar expressions identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to the Company as of such date. Nature’s Sunshine assumes no obligation to update any forward-looking statement.  Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: further  reviews  of the Company’s financial statements by the Company and its Audit Committee; modification of the Company’s accounting practices; foreign business risks; industry cyclicality; fluctuations in customer demand and order pattern; changes in pricing and general economic conditions; as well as other risks detailed in the Company’s previous filings with the SEC.

Contact:

Stephen M. Bunker	Steven S. Anreder
Chief Financial Officer	Anreder & Co.
Nature’s Sunshine Products, Inc.	286 Madison Avenue, Suite 907
Provo, Utah 84605-9005	New York, NY 10017
(801) 342-4370	(212) 532-3232

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

 (Amounts in thousands, except per share information)

(Unaudited)

	Three Months Ended September 30,
	2009	2008

Net Sales Revenue (net of the rebate portion of volume incentives of $11,466 and $12,267, respectively)	$85,777	$92,661
Cost and Expenses:
Cost of goods sold	17,299	17,146
Volume incentives	31,068	34,580
Selling, general and administrative	31,203	38,864
	79,570	90,590
Operating Income	6,207	2,071
Other Income (Expense), Net	1,300	(448)

Income Before Provision for Income Taxes	7,507	1,623
Provision for Income Taxes	5,427	1,789
Net Income (Loss)	$2,080	$(166)

Basic Net Income (Loss) Per Common Share	$0.13	$(0.01)
Diluted Net Income (Loss) Per Common Share	$0.13	$(0.01)
Weighted Average Basic Common Shares Outstanding	15,510	15,510
Weighted Average Diluted Common Shares Outstanding	15,510	15,510

	Nine Months Ended September 30,
	2009	2008

Net Sales Revenue (net of the rebate portion of volume incentives of $34,920 and $38,799, respectively)	$253,102	$285,023
Cost and Expenses:
Cost of goods sold	50,633	53,159
Volume incentives	93,281	107,634
Selling, general and administrative	103,769	117,882
	247,683	278,675
Operating Income	5,419	6,348
Other Income (Expense), Net	3,048	(495)

Income Before Provision for Income Taxes	8,467	5,853
Provision for Income Taxes	6,315	7,163
Net Income (Loss)	$2,152	$(1,310)

Basic Net Income (Loss) Per Common Share	$0.14	$(0.08)
Diluted Net Income (Loss) Per Common Share	$0.14	$(0.08)
Weighted Average Basic Common Shares Outstanding	15,510	15,510
Weighted Average Diluted Common Shares Outstanding	15,510	15,510

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	September 30, 2009	December 31, 2008
Assets
Current Assets:
Cash and cash equivalents	$36,263	$34,853
Accounts receivable, net of allowance for doubtful accounts of $1,779 and $1,472, respectively	11,921	10,786
Investments available for sale	3,370	3,858
Restricted investments	—	2,050
Inventories, net	40,640	39,558
Deferred income tax assets	9,568	9,080
Prepaid expenses and other current assets	8,205	7,935
Total current assets	109,967	108,120

Property, plant and equipment, net	28,945	30,224
Investment securities	1,646	1,394
Intangible assets	1,450	1,538
Deferred income tax assets	6,558	6,412
Other assets	16,431	16,588
	$164,997	$164,276

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$7,498	$8,777
Accrued volume incentives	18,272	15,753
Accrued liabilities	41,690	45,475
Deferred revenue	4,249	5,167
Income taxes payable	3,999	2,748
Total current liabilities	75,708	77,920
Liability related to unrecognized tax benefits	31,676	30,952
Deferred compensation payable	1,646	1,394
Other liabilities	3,219	333
Total long-term liabilities	36,541	32,679

Shareholders’ Equity:
Common Stock, no par value; 20,000 shares authorized, 15,510 shares issued and outstanding as of September 30, 2009 and December 31, 2008	66,705	66,705
Retained earnings	5,548	4,172
Accumulated other comprehensive loss	(19,505)	(17,200)
Total shareholders’ equity	52,748	53,677
	$164,997	$164,276

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$2,152	$(1,310)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for doubtful accounts	129	1,027
Depreciation and amortization	3,425	4,381
Share-based compensation expense	—	86
Loss on sale of property and equipment	140	62
Deferred income taxes	(361)	(531)
Amortization of bond discount	21	29
Purchase of trading investment securities	(169)	(119)
Proceeds from sale of trading investment securities	65	78
Realized and unrealized (gains) losses on investments	(194)	261
Amortization of prepaid taxes related to gain on intercompany sales	911	942
Foreign exchange gains	(2,268)	(100)
Changes in assets and liabilities:
Accounts receivable	(1,043)	(1,207)
Inventories	(696)	(3,523)
Prepaid expenses and other current assets	(196)	(1,843)
Other assets	(283)	(942)
Accounts payable	(946)	1,299
Accrued volume incentives	2,226	1,591
Accrued liabilities	(3,239)	2,614
Deferred revenue	(918)	(1,773)
Income taxes payable	1,235	2,745
Liability related to unrecognized tax positions	724	187
Deferred compensation payable	252	(137)
Net cash provided by operating activities	967	3,817
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(2,452)	(6,767)
Proceeds from sale of investments available for sale	600	640
Purchases of investments available for sale	(5)	—
Proceeds from sale of restricted investments	2,050	25
Proceeds from sale of property, plant and equipment	53	79
Net cash provided by (used in) investing activities	246	(6,023)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of cash dividends	(776)	(2,327)
Proceeds from short-term borrowings	7,900	—
Payments on short-term borrowings	(7,900)	—
Net cash used in financing activities	(776)	(2,327)
Effect of exchange rates on cash and cash equivalents	973	(880)
Net increase (decrease) in cash and cash equivalents	1,410	(5,413)
Cash and cash equivalents at the beginning of the period	34,853	45,299
Cash and cash equivalents at end of the period	$36,263	$39,886
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$6,004	$2,169
Cash paid for interest	$69	$59